Exhibit 10.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 29, 2006, by and among ValueAct Capital Master Fund, L.P. (“ValueAct”), MLF Offshore Portfolio Company, L.P. (“MLF”), Clayton, Dubilier & Rice Fund V Limited Partnership (“Fund V”) and Clayton, Dubilier & Rice Fund VI Limited Partnership (“Fund VI” and, together with Fund V, the “Stockholders”).

WHEREAS, SIRVA, Inc., a Delaware corporation (the “Company”), has entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ValueAct and MLF, dated as of September 25, 2006, pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will issue its 10.00% Convertible Notes due 2011 (the “Notes”), which are convertible into the Company’s 8.00% Convertible Perpetual Preferred Stock (the “Preferred Stock”);

WHEREAS, the issuance (the “Issuance”) of the Preferred Stock upon conversion of the Notes into such Preferred Stock is subject to approval by the stockholders of the Company;

WHEREAS, the Stockholders collectively beneficially own 24,188,335 shares of common stock, par value $.01 per share, of the Company (the “Common Stock,” and together with any shares of Common Stock subsequently acquired, the “Subject Stock”);

WHEREAS, as a condition to the willingness of ValueAct and MLF to enter into the Securities Purchase Agreement, and as an inducement and in consideration therefor, ValueAct and MLF have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:

ARTICLE I
VOTING

Section 1.1            Agreement to Vote.  (a)  Each Stockholder hereby agrees that, during the period from and including the date of this Agreement through and including the earliest to occur of (i) the conversion of the Notes into the Preferred Stock, in accordance with the terms of the Notes, (ii) the maturity of the Notes in accordance with their terms, and (iii) the termination of this Agreement by mutual consent of the parties hereto (the “Voting Period”), such Stockholder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all shares of Subject Stock beneficially owned by such Stockholder as of the applicable record date in favor of the approval of the Issuance at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, or in any other circumstances upon which a stockholder vote, consent or other approval (including a written consent) with respect to the Issuance is sought.

(b)           Any vote required to be cast or consent required to be executed pursuant to this Section 1.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

Section 1.2            Transfers.  Each Stockholder agrees that, during the Voting Period, such Stockholder shall not sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including, without limitation, any profit sharing arrangement) with respect to the Transfer of, any of its Subject Stock to any Person, unless such Person agrees to be bound by the terms of this Agreement with respect to such Subject Stock.

Section 1.3            Representations.  Each Stockholder represents and warrants to ValueAct and MLF that the Subject Stock owned by such Stockholder represents all Common Stock owned beneficially and of record by such Stockholder.  Each Stockholder has the sole right to vote its Subject Stock, and none of such Subject Stock is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Stock, except as contemplated by this Agreement.

ARTICLE II
MISCELLANEOUS

Section 2.1            Notices.  All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to ValueAct, to:

ValueAct Capital Master Fund, L.P.
435 Pacific Avenue, 4th Floor
San Francisco, California 94133
Attention: General Counsel
Fax Number: (415) 362-5727

with a copy to (which shall not constitute notice):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2857
Attention: Christopher Karras, Esq.
Fax Number: (215) 994-2222

if to MLF:

MLF Offshore Portfolio Company, L.P.
455 N. Indian Rocks Road, Suite B
Belleair Bluffs, FL 33770
Attention: Matthew L. Feshbach
Fax Number: (727) 450-4959

if to the Stockholders:

Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership
1403 Foulk Road, Suite 106
Wilmington, DE 19803
Attention: Theresa A. Gore
Fax Number: (302) 427-7398

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Paul Bird, Esq.
Fax Number: (212) 909-6836

Section 2.2            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable conflicts of laws thereof).

Section 2.3            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 2.4            Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, provided, however, that each Stockholder may transfer all or a portion of its Subject Stock pursuant to Section 1.2 hereof.

Section 2.5            Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and each of which shall constitute one and the same document.  This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 2.6            Entire Agreement.  This Agreement and the agreements referenced herein constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the parties to be bound thereby.

Section 2.7            Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 2.8            Termination of Agreement.  This Agreement may be terminated by the mutual written consent of the parties hereto.  This Agreement shall terminate automatically without any further action on the part of the parties hereto upon the termination of the Voting Period.

Section 2.9            Enforcement.  Each Stockholder agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  Accordingly, it is agreed that in the event of a breach or threatened breach of this Agreement by a Stockholder, the Company, ValueAct and MLF (and their respective successors and assigns) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.  Each Stockholder irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company, ValueAct or MLF.

Section 2.10         Third Party Beneficiary.  The Company shall be a third-party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

VALUEACT CAPITAL MASTER FUND, L.P.
By:	its general partner, VA Partners, LLC

By:	/s/ George F. Hamel, Jr.
Name:	George F. Hamel, Jr.
Title:	Managing Member

MLF Offshore Portfolio Company, LP
By:	its general partner, MLF Cayman GP, Ltd

By:	/s/ Matthew L. Feshbach
Name:	Matthew L. Feshbach
Title:	Director

Clayton, Dubilier & Rice Fund V Limited Partnership
By:	CD&R Associates V Limited Partnership, its general partner

By:	CD&R Investment Associates II, Inc., its managing general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Treasurer

Clayton, Dubilier & Rice Fund VI Limited Partnership
By:	CD&R Associates VI Limited Partnership, its general partner

By:	CD&R Investment Associates VI, Inc., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Treasurer

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